DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is made as of this 1st of February, 2011 (the “Agreement”), by and between China Sunflower Group Limited, a British Virgin Islands corporation (the “Company”) and Ping Zhao (the “Director”).

WHEREAS, the Company appointed the Director as a member of the Board of Directors of the Company and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein, and in accordance with, the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.            Position.  Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed as executive member of the Board of Directors (the “Board”) and the Director hereby agrees to serve the Company in that position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board after the initial term on the Board shall be subject to any necessary approval by the Company’s stockholders.

2.            Duties.  During the Directorship Term (as defined in Section 5 hereof), the Director shall serve as a member of the Board, and the Director shall make reasonable business efforts to attend all Board meetings, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities and have the authority commensurate to such position.

(a)     have such duties and responsibilities as are consistent with such office, including, without limitation: (i) oversight of the Board of Directors, (ii) representation of the Company on a variety of issues to customers, suppliers, investors, media representatives and the general community, and (iii) as otherwise may be prescribed from time to time by the Board of Directors of the Company, within the customary requirements of this position.

(b)     perform and discharge his duties and responsibilities well and faithfully and in accordance with the terms and conditions of this Agreement and national laws and regulations, and rules, regulations, labor disciplines, work criterion and professional ethical codes stipulated by the Company, and shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

(c)     serve as a member of the Company’s Board of Directors and serve on appropriate subcommittees as reasonably requested by the Board.

3.           Monetary Remuneration.

(a)     Base Salary. In consideration of the services to be rendered as provided in Section 1 and during the term that Director serves for the Company, the Company hereby agrees to pay the Director a minimum annual salary of US $ 10,000 (the “Base Salary”), payable in equal monthly installments in RMB in accordance with the usual practice of the Company.  The Director’s Base Salary shall be increased from time to time at the discretion of the Board of Directors, excluding the Director in the capacity as a Director.

(b)     Bonus.  In addition to the Base Salary, the Director may receive a discretionary performance bonus at the end of the Company’s fiscal year, in an amount to be determined by the Board of Directors in its sole discretion, excluding the Director in the capacity as a Director.

(c)     Securities. In addition to the Base Salary, the Director may be granted securities issued the Company, subject to amount, terms and conditions to be determined by the Board of Directors in its sole discretion, excluding the Director in the capacity as a Director.

4.           Directorship Term.  Except for earlier termination as provided in Section 5, the Director’s employment under this Agreement shall be for 3 years starting on the date hereof (the “Initial Term”). At the expiration of the Initial Term, the employment shall automatically be extended, without any action on the part of the Company or the Director, for additional periods of one (1) year (the “Additional Term”), unless either of the Parties elects not to extend this Agreement with a written notice at least sixty (60) days prior to the expiration of the Initial Term.  The Initial Term and any Additional Term shall be referred to herein as the “Directorship Term.”

5.           Director’s Representation and Acknowledgment.  The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that she may have with or to any person or entity, including without limitation, any prior employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6.            Director Covenants.

(a)     Unauthorized Disclosure.  The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company's industry other than as a result of the Director's breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director's position with the Company during or prior to the Directorship Term, provided that, the Company shall retain such materials and make them available to the Director if requested by his in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation, and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)     Non-Solicitation.  During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c)     Remedies.  The Director agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 7.

(d)     The provisions of this Section 7 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.

7.           Indemnification.  The Company agrees to indemnify the Director for his activities as a director of the Company to the fullest extent permitted by law, and to cover the Director under any directors and officers liability insurance obtained by the Company.  The Company agrees to maintain a directors and officers liability insurance policy in accordance with regular practice Further, the Company and the Director agree to enter into an indemnification agreement substantially in the form of agreement entered into by the Company and its other Board members.

8.           Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

9.           Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

East City Industrial Development Zone
Minqin County, Wuwei City, Gansu Province
People’s Republic of China 733300
Attention: Mingguang Wei
Tel: (86-935) 4124-118

With a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Attention: Richard I. Anslow
Telephone: (732) 409-1212

If to the Director:

Room 802, No.96, Tieyuan Xin Cun, AnNing District, Lanzhou, Gansu

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 10.

10.           Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11.           Entire Agreement.  This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

12.           Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the British Virgin Islands, without reference to the principles of conflict of laws.

14.           Legal Fees.  The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney's fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute, if the Director's position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

15.           Insurance. The Company may, for its own benefit, in it sole discretion, maintain “key-man” life and disability insurance policies covering the Executive. The Executive shall cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company’s obtaining and maintaining such policies.

16.           Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

17.           Tense and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

CHINA SUNFLOWER GROUP LIMITED

By:	/s/ Wei Mingguang
Name: Wei Mingguang
Title: Chief Executive Officer

DIRECTOR:

By:	/s/ Zhao Ping
Name: Zhao Ping